Exhibit 10.1

AMENDMENT NO. 3 TO CONVERTIBLE LOAN AGREEMENT

    THIS AMENDMENT NO. 3 TO CONVERTIBLE LOAN AGREEMENT ("Amendment"), dated as of December 31, 2014, is made by and between Hickok Incorporated, an Ohio corporation ("Borrower"), and Roundball LLC, an Ohio limited liability company ("Roundball").

    WHEREAS, the Borrower and Roundball are parties to that certain Convertible Loan Agreement dated December 30, 2011, as amended by Amendment No. 1 thereto dated December 30, 2012 and Amendment No. 2 thereto dated December 30, 2013  (the "Agreement"), which among other things provides Roundball with the right, exercisable at its option, to cause the Borrower to borrow up to an additional $466,879.88 from it at any time prior to the Roundball/Borrower Option Maturity Date, and provides the Borrower with the right to cause Roundball to lend up to $250,000 to it on the terms and conditions applicable to any borrowings that may be made under the terms of Agreement pursuant to the exercise of the Roundball Option; and

    WHEREAS, the Borrower and Roundball desire to amend the provisions of the Agreement in order to provide that all amounts outstanding under the Agreement may be converted into shares of the Borrower's Class B Common Stock, subject to shareholder approval, and to include a covenant from the Borrower to use its best efforts to include a proposal authorizing the issuance of such shares in its proxy materials for its 2015 Annual Meeting of Shareholders; and

    WHEREAS, the parties also desire to extend the Roundball/Borrower Option Maturity Date as defined in the Agreement with respect to any borrowings made under the arrangements contemplated by this Amendment, and to provide for a form of note evidencing any such borrowings.

 NOW, THEREFORE, the parties agree as follows:

    (a)    Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

    (b)    The form of the Roundball/Borrower Option Note attached hereto shall be deemed to be attached as Exhibit F to the Agreement and replace the existing form of such Roundball/Borrower Option Note in its entirety.

    (c)    The definition of the term "Conversion Shares" set forth in Section 1.1 of the Agreement is hereby amended in its entirety to read as follows:

            "Conversion Shares" means shares of Borrower's Class A Common Stock into which the Notes may be converted by the exercise of the Lender Conversion Option by each Lender or the exercise of the Borrower Conversion Option by Borrower; provided, that from and after the receipt of the requisite approval of the holders of Borrower's Class A Common Stock, the term "Conversion Shares" shall mean shares of Borrower's Class B Common Stock, without par value (the "Class B Common Stock").

    (d)    Section 2.2.6 of the Agreement is hereby amended in its entirety to read as follows:

            2.2.6 Reservation of Class A Common Stock.  Until such time as the holders of the Borrower's Class A Common Stock authorize the issuance of Class B Common stock upon exercise of the Lender Conversion Option or the Borrower Conversion Option, Borrower shall at all times reserve, free from preemptive rights, and keep available out of its authorized and unissued Class A Common Stock solely for the purpose of effecting the conversion of the Notes pursuant to the exercise of a Lender Conversion Option or a Borrower Conversion Option such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of the Notes.  Borrower covenants that all Class A Common Stock which may be issued upon conversion of the Notes will upon issue pursuant to the terms hereof be fully paid and non-assessable by the Borrower and free of preemptive rights and free of all taxes, liens, and charges with respect to the issue thereof.

    (e)    There are hereby added to the Agreement the following new provisions:

            2.2.6A Reservation of Class B Common Stock.  From and after such time as the holders of the Borrower's Class A Common Stock authorize the issuance of Class B Common stock upon exercise of the Lender Conversion Option or the Borrower Conversion Option, Borrower shall at all times reserve, free from preemptive rights, and keep available out of its authorized and unissued Class B Common Stock solely for the purpose of effecting the conversion of the Notes pursuant to the exercise of a Lender Conversion Option or a Borrower Conversion Option such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of the outstanding principal amount of the Notes.  Borrower covenants that all Class B Common Stock which may be issued upon conversion of the Notes will upon issue pursuant to the terms hereof be fully paid and non-assessable by the Borrower and free of preemptive rights and free of all taxes, liens, and charges with respect to the issue thereof.

           2.2.6B  Shareholder Approval of Issuance of Class B Common Stock.  Borrower agrees that it will (i) include a proposal in its proxy materials for the 2015 Annual Meeting of Shareholders authorizing the issuance of shares of Class B Common Stock upon exercise of the Lender Conversion Option or the Borrower Conversion Option (the "Class B Proposal"); (ii) subject to the fiduciary duties of the Board of Directors, recommend to shareholders that they authorize, approve and adopt the Class B Proposal; and (iii) use its reasonable best efforts to cause the holders of the Borrower's Class A Common Stock to authorize, approve and adopt the Class B Proposal.

    (f)    The representations and warranties of the Borrower set forth in Section 5 of the Agreement are hereby affirmed in their entirety as if made on the date hereof, with the exception of the following:

    1.    Section 5.2(a) of the Agreement is hereby amended to read in its entirety as follows:

           5.2    Capitalization. The authorized capital stock of the Borrower consists of 10,000,000 shares of Class A Common Stock, of which 1,163,349 shares were issued and outstanding as of the close of business on September 30, 2014, and 2,500,000 shares of Class B Common Stock, of which 474,866 shares were issued and outstanding as of the close of business on September 30, 2014. As of September 30, 2014, 15,795 shares of Class A Common Stock and 667 shares of Class B Common Stock were held in treasury by the Borrower. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 150,000 shares of Class A Common Stock reserved for issuance under the Borrower's 2013 Omnibus Equity Plan, 22,000 shares of Class A Common Stock reserved for issuance under the Borrower's other stock option plans, 252,367 shares of Class A Common Stock reserved for issuance to Roundball in accordance with the provisions of this Agreement, and 200,000 shares of Class A Common Stock issuable upon the exercise of warrants issued to Roundball and Robert L. Bauman in accordance with the terms of those certain Warrant Agreements dated December 30, 2012,  the Borrower has no shares of any class of capital stock reserved for issuance.

    2.    Section 5.5 of the Agreement is amended to delete the words "September 30, 2013, and  to substitute therefore the words "September 30, 2014."

    (g)    The representations and warranties of Roundball set forth in Section 6 of the Agreement are hereby affirmed in their entirety as if made on the date hereof, with the exception of the following:

    1.    Section 6.4 of the Agreement is amended to read in its entirety as follows:

    6.4    Disclosure and Access to Information. Roundball acknowledges that it has received and reviewed a copy of the Borrower's (a) Annual Report on Form 10-K for the fiscal year ending September 30, 2014 (and the Form 12b-25 with respect thereto filed with the SEC on December 24, 2014); (b) Proxy Statement for its Annual Meeting of Shareholders filed with the SEC on February 26, 2014; (c) Quarterly Reports on Form 10-Q for the periods ending December 31, 2014, March 31, 2014 and June 30, 2014; (d) Current Reports on Form 8-K dated February 14, 2014, February 27, 2014, May 14, 2014, May 15, 2014, May 30, 2014, June 23, 2014 and August 14, 2014; (e) unaudited statements of income for each of the months ended July 31, August 31, and September 30, 2014 and (f) unaudited balance sheet dated September 30, 2014. In addition, Roundball acknowledges that it and its representatives have had access to such additional information concerning the Borrower as it deemed necessary or appropriate to make an informed investment decision with respect to the transactions contemplated by this Agreement, including access to and an opportunity to ask questions of the Borrower's management (which questions have been responded to by such persons to Roundball's satisfaction).

    (h)    The parties agree that the amendments set forth herein shall apply from and after December 30, 2014, and that nothing contained herein shall be deemed to modify or waive any rights or obligations under the agreement existing prior to that date.

IN WITNESS WHEREOF, the parties have duly executed this Amendment by their duly authorized officers as of the date first above written.

HICKOK INCORPORATED	ROUNDBALL LLC

By: /s/ Robert L. Bauman	By: /s/ Frederick Widen
Robert L. Bauman, President and CEO	Frederick Widen, Manager

EXHIBIT F

CONVERTIBLE

PROMISSORY NOTE

$_________ Akron, Ohio

_______ __, 2015

FOR VALUE RECEIVED, Hickok Incorporated, an Ohio corporation ("Borrower"), hereby promises to pay to the order of Roundball LLC, an Ohio limited liability company, its successors and assigns (herein referred to as "Holder"), with an address of 25101 Chagrin Boulevard, Suite 350, Beachwood, Ohio 44122, or at such other place as the Holder may from time to time designate, the principal sum of _____________ Dollars ($__0,000) (the "Loan"), with interest thereon at the time and in the manner set forth herein.

1.     Loan Agreement. This Convertible Promissory Note ("Note") has been executed and delivered by the Borrower pursuant to the terms of that certain Convertible Loan Agreement, dated of as of December 30, 2011, as amended by Amendment No. 1 thereto dated December 30, 2012, Amendment No. 2 thereto dated December 30, 2013 and Amendment No. 3 thereto dated December 31, 2014 (the "Loan Agreement").  All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.    Principal and Interest.

(a)    The unpaid principal balance of this Note shall bear interest at a rate equal to 0.34% per annum, computed monthly.

(b)    If full payment of the principal and interest is not made when due, the amount of the unpaid interest shall be added to the principal balance of this Note.

(c)    Interest shall be payable on the Maturity Date (as defined below).  Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year.

(d)    If all or any portion of the principal balance or any of the accrued interest under this Note shall not be paid for any reason by the Maturity Date or on such earlier date that payment becomes due pursuant to the Loan Agreement or this Note, then all accrued and unpaid interest at such date shall be added to and become part of the unpaid principal balance at the Maturity Date or the date of acceleration, whichever is earlier.

3.     Term.  The entire principal balance of this Note, together with all accrued interest thereon, shall be due and payable on December 30, 2015, unless (a) accelerated as set forth in Section 7, (b) the Holder, in its sole and absolute discretion, exercises its Lender Conversion Option, in whole, pursuant to Section 2.2.2 of the Loan Agreement prior to December 30, 2015, or (c) Borrower exercises its Borrower Conversion Option pursuant to Section 2.2.5 of the Loan Agreement (the "Maturity Date").

4.     Prepayment.  The Borrower may prepay the Note, in whole or in part, at any time upon notice as provided for in the Loan Agreement, subject to Holder's conversion rights upon prepayment set forth in Section 2.2.1 therein.

5.     Application of Payments.  All payments made hereunder shall be applied first to the reasonable expenses, if any, including reasonable attorney's fees, of the Holder incurred in the collection of this Note following default, then to accrued interest, which shall be due and payable upon any prepayment, and then to principal.

6.     Conversion.  This Note is subject to, and entitled to the benefits of, the Lender Conversion Option and the Borrower Conversion Option set forth in Section 2.2 of the Loan Agreement.  Nothing in this Note is intended to limit such conversion privileges and to the extent there is any inconsistency between the terms of this Note and such conversion privileges, the terms of the Loan Agreement shall govern. Borrower acknowledges that, if Holder converts a portion, but less than all, of this Note pursuant to the exercise of its Lender Conversion Option, Borrower shall cancel this Note and execute and deliver to Lender a replacement Note in the aggregate principal amount of the unconverted portion of the Note surrendered.

7.     Events of Default.  If any of the "Events of Default" as that term is defined in Section 11 of the Loan Agreement, shall occur and shall not be cured within the time limits set forth in said Section 11, then, the principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable under this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan Agreement.

8.     Payment of Costs and Expenses. The Borrower agrees to pay all losses, costs and expenses, including reasonable attorneys fees, in connection with the enforcement of the Note, the Loan Agreement and any other instruments and documents delivered in connection herewith sustained as a result of the occurrence of an Event of Default by the Borrower.

9.     Amendments. The terms of this Note are subject to amendment only in the manner provided for in the Loan Agreement.

10.     Invalidity of any Provisions in Note.  If, for any reason, any of the terms or provisions (or any part of any provision) hereof are found to be invalid, illegal, unenforceable or contrary to any applicable law, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or any part thereof) had never been contained herein, and the Borrower hereby agrees that this Note shall still remain in full force and effect subject only to the exclusion of those terms or provisions (and only to the extent to which such terms or provisions) shall have been found invalid, illegal, unenforceable or contrary to any such applicable law.

11.     Presentment, Demand and Notice Waived.  The Borrower waives presentment for payment, demand and notice of demand, notice of non-payment, protest and notice of protest, notice of dishonor and trial by jury in any litigation arising out of, relating to, or connected with this Note, the Loan Agreement or any other Loan Document.

12.     Governing Law.  This Note shall be governed and construed in accordance with the laws of the State of Ohio (but not including the choice of law rules thereof).

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized officer as of the date first above written.

HICKOK INCORPORATED

By: ___________________

Its: President and CEO